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                                                                      Exhibit 10

PERSONAL & CONFIDENTIAL

February 14, 2000

Mr. James Attwood
[Address]
[Address]



Dear Jim:

On behalf of the entire senior management team at GTE, I am pleased to offer you this special compensation agreement (the "Agreement") with GTE Service Corporation ("Service Corp.") in recognition of the critical nature of your ongoing role with GTE.

SPECIAL ACCOUNT - Service Corp. will establish a special phantom account (the "Special Account") on your behalf, credited, as of June 1, 1998, with $782,000. The Special Account will be credited with interest, beginning June 1, 1998, at an interest rate equal to the Moody's Rate (as defined in the Payment Deferral Regulations for GTE Corporation's 1997 Executive Incentive Plan). So long as you remain employed by Service Corp., you will vest in the balance of this Special Account 10% per year at the conclusion of each of the first four years following June 1, 1998 (e.g., you became 10% vested on May 31, 1999), and the remaining 60% will vest at the end of the fifth year (in other words, on May 31, 2003). Notwithstanding the foregoing schedule, if a Change in Control occurs while you are employed by GTE, you will be immediately 100% vested in the balance in the Special Account. For this purpose, "Change in Control" is defined in accordance with your Executive Severance Agreement, dated June 4, 1998, except that neither the proposed merger between GTE and Bell Atlantic Corporation (the "Merger") nor any event associated with the Merger (including the approval of the Merger by GTE's shareholders) will be treated as a Change in Control. As the balance of the Special Account becomes vested, the vested amount shall become payable to you; provided, however, that you may elect to defer receipt of any payment due to you with respect to your vested interest in the Special Account in accordance with GTE's deferral regulations so long as you are actively employed by GTE at the time such payment is due to be made


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Mr. James Attwood
February 14, 2000
Page 2


under this Agreement. The portion of the account which vested on May 31, 1999 will be treated as deferred with interest accruing at the Moody's Rate. You will not, however, be eligible for a match under the GTE Equity Participation Program for any such deferral. Neither the amounts credited to, nor the amounts paid in respect of, the Special Account will be treated as compensation for purposes of GTE's compensation and benefit programs.

ADDITIONAL PENSION AND BENEFIT CREDIT - Commencing as of June 1, 1998, you will receive an extra year of service for each year for which you actually work for GTE up to May 31, 2003, for purposes of determining (1) your pension benefits,
(2) your right to pension, post-retirement medical, and Executive Retirement Life Insurance Plan ("ERLIP") benefits, and (3) whether you are a retiree for purposes of determining the exercisability of stock options. The benefits provided by this paragraph are referred to in this Agreement as "Special Service Credit."

TERMINATION PROVISIONS -

If you incur a Qualifying Termination under the terms of your Executive Severance Agreement you will be eligible for severance benefits pursuant to your Executive Severance Agreement, except that, in lieu of the special pension credit provided for by your Executive Severance Agreement, you will receive the Special Service Credit provided for in this Agreement as if your employment had continued through May 31, 2003, and you will become fully vested in and receive the balance of the Special Account.

If you voluntarily terminate employment with GTE for any reason (other than a Good Reason as defined in your Executive Severance Agreement), you will be entitled to the previously vested portion of the Special Account. You will not receive the unvested balance in the Special Account, and you will not receive the Special Service Credit.

If you terminate employment with GTE by reason of your death or disability (as determined by GTE), you (or, in the event of your death, your beneficiary) will be entitled to the previously vested portion of the Special Account and the Special Service Credit that has accrued as of your termination date. You will not receive


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Mr. James Attwood
February 14, 2000
Page 3


the unvested balance in the Special Account, and you will not be entitled to any benefits under your Executive Severance Agreement.

If your employment with GTE is terminated by GTE for Cause, you will be entitled to the previously vested portion of the Special Account. You will not receive the unvested balance in your Special Account, and you will not receive the Special Service Credit. For purposes of this paragraph, "Cause" is defined as a good faith determination by the Chief Executive Officer of GTE Corporation (or its successor) ("CEO"), after consultation with outside legal counsel, that you have committed an act or omission that is materially contrary to GTE's best interests or that you materially breached any of the terms and conditions of this Agreement.

RESCISSION - If GTE's Executive Compensation and Organizational Structure Committee or its designee (the "ECC") determines in its sole discretion that any provision of this Agreement would preclude the use of pooling of interest accounting, the ECC may, in its sole discretion, eliminate or modify that provision to the extent required to allow pooling of interest accounting.

RELEASE - You will not be entitled to any benefits under this Agreement following the termination of your employment unless, at the time you terminate your employment, you execute a release satisfactory to Service Corp. releasing GTE, its affiliates, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims you or your successors and beneficiaries might then have against them (excluding any claims you might then have under this Agreement or any employee benefit plan that is subject to the vesting standards imposed by the Employee Retirement Income Security Act of 1974, as amended).

COVENANTS - In consideration for the benefits and agreements described above, your continued access to highly confidential and proprietary information, and your access to strategic confidential information related to the Merger, you agree that you will execute and comply with the covenants set forth in Exhibit A hereto, which are an integral part of this Agreement and subject to all of the terms and conditions in this Agreement.


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Mr. James Attwood
February 14, 2000
Page 4


GTE - For purposes of this Agreement, including Exhibit A, "GTE" refers not only to Service Corp., but also to GTE Corporation and all of its affiliates, subsidiaries, related entities, lines of business and corporate successors (including, following the Merger, Bell Atlantic Corporation and its subsidiaries, affiliates, and related entities) and all business enterprises, including joint ventures, in which it is a partner or has an ownership interest.

EFFECT ON EXECUTIVE SEVERANCE AGREEMENT - Nothing in this Agreement extends the term of, or the protections afforded to you by, your Executive Severance Agreement.

NONDUPLICATION OF BENEFITS/NO SEVERANCE - The payment of any severance or separation benefits under this Agreement will fulfill all GTE obligations under associated plans and programs. No provision of this Agreement will require GTE to provide you with any payment, benefit, or grant that duplicates any payment, benefit, or grant that you are entitled to receive under your Executive Severance Agreement or under any GTE compensation or benefit plan, award agreement, or other arrangement.

ASSIGNMENT - Service Corp. may, without your consent, assign its rights and obligations under this Agreement to any other entity that is a part of GTE, and if Service Corp. makes such an assignment, all references in this Agreement to "Service Corp." shall be deemed to refer to the assignee. However, you may not assign your rights and obligations under this Agreement.

GOVERNING LAW - To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction, and any dispute shall be brought in a court sitting in New York City, New York.

SEVERABILITY - Should any part of this Agreement be held to be enforceable only if modified, a court of competent jurisdiction is empowered to reform this Agreement accordingly. In addition, any such modification or reformation of a clause contained in this Agreement will not affect the validity of the remainder of


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Mr. James Attwood
February 14, 2000
Page 5


this Agreement, the balance of which will continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though contained in this Agreement.

Jim, I believe this arrangement provides you and your family with financial security as our industry and GTE evolve. We recognize the requirements that have been and will be placed on you are significant. It is my hope that this compensation arrangement provides you with a level of comfort to allow you to continue to perform your responsibilities in an exemplary manner. Please indicate your acceptance by signing below.

Sincerely yours,



J. Randall MacDonald
Executive Vice President -
Human Resources & Administration

c:  C. R. Lee


I agree to the terms described above.


------------------------
James Attwood

------------------------
Date


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                                    EXHIBIT A

                                    COVENANTS

In consideration of the benefits described in the foregoing Agreement, continued access to highly confidential and proprietary information, and access to strategic confidential information related to the Disposition (as defined in the foregoing Agreement), I, James Attwood, agree as follows:


(a) DISCLOSURE AND USE OF INFORMATION - I will not, directly or indirectly, without the prior written consent of GTE, use, attempt to use, disclose, or otherwise make known to any person or entity (other than GTE or otherwise as authorized by GTE in the performance of services for GTE) any of the following, in whole or in part:

           (i) any and all knowledge, materials, or information of GTE which is not generally made available to the public by GTE relating to, without limitation, its business; properties; accounting; books and records; trade secrets; reports; memoranda; correspondence; business, regulatory, or marketing strategies; salaries; customers; suppliers; know-how; inventions; products; discoveries; processes; or formulae; as well as any other knowledge, materials, or information not generally made available to the public by GTE that I may acquire or may have acquired in the course of my employment with GTE; or

           (ii) any knowledge or information of a confidential or proprietary nature of third parties that I may acquire or may have acquired in the course of my employment with GTE.

Upon termination of my employment with Service Corp. for any reason, and thereafter, if any information specified in paragraph (i) or (ii) (hereinafter collectively referred to as "Information") comes into or is discovered in my possession, I shall immediately return to GTE all tangible and electronic versions, in whole or in part, of such Information.

If I am required to disclose any Information pursuant to applicable laws, regulations, or court order, I will immediately inform GTE thereof and afford GTE the opportunity to limit such disclosure and/or to secure protective orders before making such disclosure.

(b) INTERFERENCE WITH BUSINESS RELATIONS - I will not, without the prior written consent of GTE, directly or indirectly and including, by way of example only, by virtue of my role as an executive or employee of another company, during my employment by Service Corp. and for the Designated Period (as defined below):

           (i) solicit, influence, or induce any employee of GTE to engage in any activity that paragraph (c), below, prohibits me from engaging in or solicit, influence, or induce any employee of GTE to terminate his or her


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          employment with GTE (provided that the foregoing will not prohibit me from providing references for former employees of GTE upon request without using Information);

           (ii) employ, retain, or offer to employ or retain any person who is or was employed by GTE, unless such person has ceased to be employed by GTE for a period of at least 2 years;

           (iii) solicit, influence, or induce, or in any manner attempt to solicit, influence, or induce, any client, customer or prospect of GTE
          (1) to cease being, or not to become, a customer of GTE or (2) to divert any business of such customer or prospect from GTE; or

           (iv) otherwise interfere with, disrupt, or attempt to interfere with or to disrupt the relationship, contractual or otherwise, between GTE and any of its customers, clients, prospects, suppliers, consultants, or employees.

(c) NONCOMPETITION - Because I will be given access to Information relating to high-level decision-making (including, but not limited to, confidential analyses of the evolving telecommunications market, confidential assessments of the technical capabilities and strategic plans of GTE and Competing Businesses (as defined below), and continued access to confidential and proprietary information relating to GTE's businesses), which I agree to maintain in confidence and trust for the benefit of GTE and which I will use only for the benefit of GTE, and because the disclosure and/or use of such Information would be inevitable if I am employed by or associated with a Competing Business (as defined below), I agree as follows: During my employment with Service Corp. and for the Designated Period (as defined below), except as specifically permitted in writing by the CEO or after a Qualifying Termination following a Change in Control (as those terms are defined in my Executive Severance Agreement, as modified by this Agreement), I will not, directly or indirectly, engage in or provide services as a partner, officer, director, trustee, proprietor, manager, supervisor, executive, employee, paid or voluntary consultant, independent contractor, agent or associate, shareholder of or member in, or participate in the ownership, management, operation, or control of, any Competing Business.

          (i) The foregoing provisions of this paragraph ("Noncompetition") will not prohibit me from directly or indirectly owning, as a passive investment, up to 2% of the outstanding shares of any Competing Business (as defined above) that is listed or traded on a national securities exchange or in an over-the-counter securities market, provided that I am not involved, directly or indirectly, in the management of or provide any services or consulting to such Competing Business.

          (ii) I recognize that GTE provides services to customers throughout the United States and North America, as well as Latin America, Europe, and many other parts of the world. GTE's business is international in scope


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          and continues to develop worldwide. I also recognize that, with the passage of the Telecommunications Act of 1996, GTE's business and business strategies are constantly evolving in a fiercely competitive, worldwide market. Further, I acknowledge that my job responsibilities and/or the Information that I will receive extend throughout the entire geographic area in which GTE provides products or services.

          (iii) I also acknowledge that the inevitable use and disclosure of Information would result if I were to breach these Covenants.

The "Designated Period" means the period beginning on the date my employment with Service Corp. terminates, and ending on the second anniversary of the date my employment with Service Corp. terminates.

A "Competing Business" is defined as the following entities and their affiliates, subsidiaries, related entities, lines of business and corporate successors and all business enterprises, including joint ventures, in which any of them is a partner or has an ownership interest: Sprint Corporation, AT&T Corp., MCI WorldCom, Inc., LCI International, Inc., Cable & Wireless PLC, Bell Atlantic Corp., SBC Communications Inc., U S West Inc., BellSouth Corp., Telefonica de Espana S.A., British Telecommunications PLC, DIGEX, Incorporated, Qwest Communications International Inc., Cisco Systems, Inc., Ascend Communications, Inc., Vodafone Airtouch, NEXTEL Communications, Inc., Teleport Communications Group, Inc., PSINet Inc., Earthlink Network Inc., Yahoo Inc., Cylink Corporation, Microsoft Corporation and America Online, Inc.; provided that Bell Atlantic Corp. shall be eliminated from the foregoing list on and after the effective date of the Merger.

I acknowledge that the limitations and restrictions imposed by these Covenants are reasonable in scope, duration, and geographic territory, and are designed to provide GTE with limited, legitimate, and reasonable protection against subsequent diminution of the value of its business attributable to any disclosure or use of Information by me for the benefit of any Competing Business (as defined above).

I further acknowledge that these Covenants are supported by sufficient consideration, particularly in light of the Information to which I have been and will be given access, as well as the professional and economic benefits, including compensation and pension benefits, provided to me as a direct result of my entering into this Agreement with Service Corp.

I also acknowledge that I have broad-based skills that will serve as the basis for opportunities of employment with other businesses that are not Competing Businesses (as defined above). I acknowledge that when my employment with Service Corp. terminates, I will be able to earn a livelihood without violating any of the terms of this Agreement.


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These Covenants will continue to apply after any expiration, termination, or cancellation of this Agreement. My breach of any provision of these Covenants will result in my immediate forfeiture of all rights under this Agreement, and I will immediately return to Service Corp. any payment I have previously received under this Agreement.

I agree that my breach of any of these Covenants will result in irreparable harm and injury to GTE, that money damages alone will be insufficient or undeterminable, and that such breach will entitle GTE, as a matter of right and without limitation of any other remedy available to it, including the recovery of damages, to immediate injunctive relief in any court of competent jurisdiction, it being intended that all rights and remedies of GTE under this Agreement are cumulative and nonexclusive of such other rights or remedies. I further agree that I will pay for any applicable attorneys' fees and court costs incurred by GTE if GTE is required to seek the enforcement of or to defend the terms of this Agreement, including these Covenants.

The obligations imposed on me by these Covenants are in addition to, and not in lieu of, any and all other policies and agreements of GTE regarding the foregoing Covenants.



---------------------------
James Attwood

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Date